SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                 Date of Report (Date of earliest event reported):
                                 October 24, 2001


                       KANSAS CITY SOUTHERN INDUSTRIES, INC.
                       -------------------------------------
                (Exact name of company as specified in its charter)


       DELAWARE                  1-4717                   44-0663509
---------------------         -------------           -------------------
(State or other jurisdiction  (Commission file           (IRS Employer
   of incorporation)             number)              Identification Number)


                 114 West 11th Street, Kansas City, Missouri 64105
                 -------------------------------------------------
                (Address of principal executive offices) (Zip Code)


                 Company's telephone number, including area code:

                                (816) 983 - 1303

                                 Not Applicable

           (Former name or former address if changed since last report)

Item 7.     Financial Statements and Exhibits

(c)         Exhibits

            Exhibit No.                         Document

            (99)                                Additional Exhibits

            99.1 Press Release issued by Kansas City Southern Industries, Inc. dated October 24, 2001 entitled, "Kansas City Southern Industries Reports Improved Third Quarter Operating Results", is attached hereto as Exhibit 99.1


            99.2 The following schedules are attached hereto as Exhibit 99.2-Combined Kansas City Southern
                                                Railway and Gateway Western
                                                Operating Statements, Combined
                                                Kansas City Southern
                                                Railway/Gateway Western
                                                Carloadings by Commodity and
                                                Kansas City Southern Industries,
                                                Inc. Preliminary Consolidated
                                                Balance Sheets



Item 9.     Regulation FD Disclosure

Kansas City Southern Industries,  Inc. ("KCSI" or "Company") is furnishing under
Item 9 of this Current  Report on Form 8-K the  information  included as Exhibit
99.1 and Exhibit 99.2 of this report. Exhibit 99.1 is the Company's press release, dated October 24, 2001, announcing KCSI's third quarter and year to date 2001 operating results. Included in Exhibit 99.2 are schedules regarding certain financial information discussed at the Company's third quarter 2001 conference call.

The information  included in this Current Report on Form 8-K,  including Exhibit
99.1 and Exhibit 99.2, is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           Kansas City Southern Industries, Inc.


Date: October 31, 2001                     By: /s/  Louis G. Van Horn
                                               ----------------------------
                                                    Louis G. Van Horn
                                              Vice President and Comptroller
                                              (Principal Accounting Officer)

EXHIBIT 99.1

                                                    Date  October 24, 2001

Kansas City Southern          Media Contact: William Galligan 816-983-1551
Industries, Inc.              william.h.galligan@kcsr.com
114 West 11th Street

Kansas City, MO 64105         NYSE Symbol: KSU

                   Kansas City Southern Industries Reports Improved
                            Third Quarter Operating Results

EARNINGS ANALYSIS AND COMMENTARY

KCSI reported third quarter 2001 income from continuing operations of $9.0 million (15(cent) per diluted share) compared to $2.6 million (5(cent) per diluted share) in the third quarter of 2000. This $6.4 million (246%) quarter to quarter increase resulted primarily from improvements in domestic operating income of $1.5 million, equity earnings from Grupo Transportacion Ferroviaria Mexicana S.A. de C.V. ("Grupo TFM") of $4.9 million and interest expense of $5.1 million. These improvements were partially offset by a $2.7 million increase in the income tax provision. KCSI's consolidated third quarter 2001 revenue increased $0.5 million and operating expenses declined $1.0 million compared to the third quarter of 2000, resulting in the $1.5 million improvement in operating income.

For the nine months ended September 30, 2001, income from continuing operations was $20.0 million (33(cent) per diluted share) compared to $21.8 million (37(cent) per diluted share) for the nine months ended September 30, 2000. This $1.8 million period to period decline was primarily due to a $15.9 million decrease in domestic operating income partially offset by a $4.7 million increase in equity earnings from Grupo TFM, an $11.3 million decrease in interest expense and a $3.4 million improvement in the income tax provision (benefit). Our equity earnings for the nine months ended September 30, 2001 reflect the Company's proportionate share ($9.1 million) of the income recorded by Grupo TFM relating to the reversion of certain concession assets to the Mexican government.

DILUTED EARNINGS PER SHARE AND COMMON SHARES COMPARISONS (1)

                                              Third Quarter           Year to Date
                                              -------------           ------------
                                             2001       2000         2001      2000
                                             ----       ----         ----      ----
Income from continuing operations:

  U.S. operations                          $ 0.10     $  0.09       $ 0.17    $ 0.31
  Grupo TFM and PCRC (including
   associated interest)                      0.05       (0.04)        0.16      0.06
                                          --------   --------      -------   -------
  Income from continuing operations          0.15        0.05         0.33      0.37
Extraordinary debt retirement costs, net
 of income tax                               -          (0.05)        -        (0.15)
Cumulative effect of accounting change,
 net of income tax(2)                        -          -            (0.01)     -
                                          --------   --------      -------   -------
      Total diluted earnings per share
       from continuing operations,
       adjusted for the extraordinary
       items and cumulative effect
       of accounting change                  0.15        0.00       $ 0.32    $ 0.22
                                          --------   --------      -------   -------

Common Shares Outstanding
(thousands):

   Weighted Average Diluted                61,171     58,858        60,934    58,104
   Actual                                  58,776     58,123        58,776    58,123

(1)Earnings per share and common share information for each period presented reflect a one-for-two reverse stock split that occurred on July 12, 2000 in conjunction with the spin-off of Stilwell Financial Inc., the Company's formerly owned financial services segment.

(2)Reflects the adoption of Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities.

THIRD QUARTER

KCSI is comprised of, among others, The Kansas City Southern Railway Company ("KCSR"), Gateway Western Railway Company ("Gateway Western") and equity investments in Grupo TFM, Mexrail, Inc. ("Mexrail"), Southern Capital Corporation ("Southern Capital") and Panama Canal Railway Company ("PCRC").

KCSI reported income from continuing operations of $9.0 million for the three months ended September 30, 2001 compared to $2.6 million in the same 2000 period.

KCSI's consolidated third quarter 2001 revenues totaled $144.6 million compared to $144.1 million in the third quarter of 2000. This increase resulted from slightly higher KCSR/Gateway Western revenues ($0.2 million) and increases at certain other subsidiaries ($0.3 million). KCSR/Gateway Western revenue growth was driven primarily by strength in coal revenues, which improved 15% quarter to quarter. Net tons of coal shipped increased approximately 8% quarter to quarter due to certain utility plants that increased deliveries to replenish depleted stockpiles and to satisfy weather-related demands. Additionally, a coal-burning utility plant that had been out of service since January 1999 began taking shipments in the second quarter of 2001. Quarter to quarter revenue increases also occurred for certain lumber products, domestic grain, plastics, certain chemical products and military shipments. These improvements were partially offset by overall quarter to quarter revenue decreases for chemical and petroleum products, agriculture and mineral products and intermodal products, primarily reflecting the existing slow economic conditions.

KCSI's consolidated costs and expenses declined $1 million in the third quarter of 2001 to $128.6 million compared to $129.6 million in the third quarter of 2000. This resulted from a $5.5 million decrease in KCSR/Gateway Western expenses offset by a $4.5 million increase in expenses at certain other subsidiaries (primarily comprised of a $3.0 million reduction to the allowance for doubtful accounts recorded in the third quarter of 2000 at the KCSI Holding Company). Quarter to quarter declines in salaries and wages ($1.5 million), fuel ($0.7 million), car hire ($0.6 million) and casualties and insurance ($6.0 million) were partially offset by increases in purchased services ($2.4 million), fringe benefits ($0.3 million) and other expenses ($0.6 million). Lower costs for salaries and wages reflect the employee headcount reductions effected in March 2001, while lower car hire expense reflects the continuing reduction in foreign rail cars on the Company's system. Casualties and insurance expense improved quarter to quarter primarily as a result of $4.2 million recorded in the third quarter of 2000 for the adverse judgment in the Duncan lawsuit. Excluding this $4.2 million, KCSR/Gateway Western costs and expenses improved $1.3 million quarter to quarter. The KCSR/Gateway Western operating ratio for third quarter 2001 was 85.9% compared to 89.9% (87.0% excluding the impact of the Duncan case) in the same 2000 period.

Excluding the impact of the extraordinary item in 2000 discussed below, equity earnings related to the Company's investment in Grupo TFM increased $4.9 million to $7.5 million in the third quarter of 2001 from $2.6 million in the third quarter of 2000. Grupo TFM revenues increased 2% to $168.0 million in the third quarter of 2001 from $165.2 million in the third quarter of 2000, while total costs and expenses dropped 3% quarter to quarter, leading to an improved operating profit of nearly 20% (computed under accounting principles generally accepted in the United States of America - "U.S. GAAP"). Lower costs for fuel, car hire and losses associated with the sale of operating property were partially offset by higher employee costs, purchased services and lease expense. Under International Accounting Standards, TFM's operating ratio was 75.6% for the third quarter of 2001 compared to 76.9% for the third quarter of 2000. Additionally, third quarter 2001 results include a deferred tax benefit of $12.0 million (calculated under U.S. GAAP) compared to a deferred tax expense of $10.7 million for the third quarter of 2000. The variance in the deferred tax calculation of Grupo TFM is mostly attributable to fluctuations in the peso exchange rate and inflation in Mexico. The Company reports its equity in Grupo TFM under U.S. GAAP while Grupo TFM reports under International Accounting Standards.

Equity earnings from the Company's investment in Mexrail declined $1.2 million quarter to quarter, while equity earnings from Southern Capital improved slightly. Additionally, the reconstruction of the rail line in Panama was completed in July 2001 and the operations of PCRC have commenced. During the third quarter of 2001, the Company recorded equity losses of approximately $0.9 million from its investment in PCRC relating mostly to costs associated with the start-up of the business.

KCSI's consolidated interest expense for the third quarter of 2001 decreased $5.1 million (28%) from the prior year quarter primarily as a result of lower interest rates on our variable rate debt and lower amortization of debt issuance costs due to the refinancing of debt in the third quarter of 2000 (see below).

During the third quarter of 2000, the Company refinanced $200 million of bank debt with a $200 million offering of 8-year senior unsecured notes. In connection with this refinancing, KCSI recorded extraordinary debt retirement costs of approximately $1.1 million (net of income taxes). Additionally, during the third quarter of 2000, Grupo TFM refinanced $300 million of bank debt with a U.S. Commercial Paper program. KCSI recorded its proportionate share of extraordinary debt retirement costs of $1.7 million (net of income taxes) related to this refinancing by Grupo TFM. Total third quarter 2000 extraordinary charges of $2.8 million, or 5(cent) per diluted share, reduced income from continuing operations from $2.6 million to a loss of $0.2 million.

YEAR TO DATE

The Company's income from continuing operations for the nine months ended September 30, 2001 totaled $20.0 million versus $21.8 million in the same 2000 period.

KCSI's  consolidated  revenues  totaled $431.8 million for the nine months ended
September 30, 2001 compared to $437.4 million for the nine months ended September 30, 2000. This $5.6 million decline resulted from lower KCSR/Gateway Western revenues of approximately $7.8 million partially offset by higher revenues from certain other subsidiaries. Year to date 2001 revenue growth occurred in certain commodities, including coal (6%), automotive (102%), plastics (13%), military/other (41%) and certain forest and chemical commodities. These revenue improvements, however, were offset by overall declines in chemical and petroleum products (3%), agriculture and mineral products (9%), paper and forest products (4%) and intermodal revenues (12%) resulting mostly from lower production due to the continued weakness in the U.S. economy. Agriculture and mineral product revenues were also affected by lower domestic grain shipments due a general decline in poultry production in the United States, which resulted in decreased demand for grain deliveries to our customers.

KCSI's consolidated costs and expenses increased $10.3 million (3%) to $396.8 million for the first nine months of 2001 compared to $386.5 million for the same 2000 period, resulting from higher KCSR/Gateway Western expenses of $3.4 million and higher expenses at certain other subsidiaries of $6.9 million (driven by the $3.0 million reduction of the allowance for doubtful accounts discussed above in the third quarter analysis). The increase in KCSR/Gateway Western expenses was mostly attributable to a $4.6 million increase in car hire costs and a $3.1 million increase in casualties and insurance costs partially offset by a $2.5 million decline in salaries and wages expense. Contributing to the increase in car hire expense was a higher number of freight cars from other railroads on the Company's rail line coupled with a lower number of KCSR freight cars being used by other railroads. Also contributing to the increase in car hire expense was the larger number of auto rack cars being used to serve the increase in automotive traffic period to period. Casualty and insurance costs rose primarily due to several significant first quarter 2001 derailments and the settlement of personal injury claims. Excluding the impact of the $4.2 million judgment in the Duncan case discussed above, casualty and insurance costs would have risen $7.3 million period to period. Salaries and wage expense declined period to period due mostly to employee headcount reductions in March 2001.

Excluding the impact of the extraordinary item in 2000 discussed above, equity earnings from the Company's investment in Grupo TFM increased $4.7 million to $23.5 million for the nine months ended September 30, 2001 versus $18.8 million for the nine months ended September 30, 2000. During the first quarter of 2001, TFM recorded approximately $54 million of pre-tax income relating to the reversion of certain concession assets to the Mexican government. The Company's year to date 2001 equity earnings from Grupo TFM reflect our proportionate share of this income of approximately $9.1 million. Grupo TFM's revenues increased 4.4% to $496.0 million for the first nine months of 2001 from $475.2 million for the first nine months of 2000. These higher revenues were offset by an approximate 9% increase in operating expenses (exclusive of the income related to the reversion of certain concession assets to the Mexican government) resulting in a period to period decline in ongoing operating income of approximately 9%. Under U.S. GAAP, the deferred tax expense for Grupo TFM was $12.6 million for the nine months ended September 30, 2001 compared to a deferred tax benefit of $18.9 million (excluding the impact of the extraordinary item) for the same period in 2000.

Similar to the third quarter of 2001, the Company's interest expense for the nine months ended September 30, 2001 declined $11.3 million compared to the nine months ended September 30, 2000 due to lower borrowing rates.

Effective January 1, 2001 the Company implemented Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). As a result of this change in the method of accounting for derivative financial instruments, the Company recorded an after-tax charge to earnings of $0.4 million in the first quarter of 2001. This charge is presented as a cumulative effect of an accounting change in the accompanying consolidated condensed statements of income for the nine months ended September 30, 2001. In the first quarter of 2000, the Company completed a debt refinancing whereby it retired approximately $400 million of its debt securities prior to maturity. Accordingly, the Company recorded debt retirement costs of approximately $5.9 million (after-tax) in the first quarter of 2000. This is presented as an extraordinary item in the accompanying consolidated condensed statements of income for the nine months ended September 30, 2000. During the third quarter of 2000, the Company and Grupo TFM refinanced certain debt instruments and recorded extraordinary debt retirement costs of $1.1 million and $1.7 million, respectively, as further described above in the third quarter analysis. These items are presented as extraordinary items in the accompanying consolidated condensed statements of income for the nine months ended September 30, 2000.

BUSINESS OUTLOOK

Michael R. Haverty, KCSI Chairman, President and Chief Executive Officer said, "Despite the economic turmoil currently facing our country, our domestic revenues and cost structure showed signs of improvement during the third quarter of 2001 compared to the third quarter of 2000 and the previous two quarters of 2001. Leading the way has been the strength of our coal revenues, which increased 15% for the third quarter of 2001 and 6% for the first nine months of 2001 compared to the same periods in 2000. Overall, however, most commodities have remained weak in the midst of the slumping economy and we expect fourth quarter revenues to remain relatively flat compared to the third quarter of 2001. A significant improvement in our various commodity sectors is not expected to occur until an economic recovery begins.

As the year has unfolded, our cost structure has continued to improve. Third quarter costs and expenses for KCSR/Gateway Western have improved 4% compared to the third quarter of 2000 and 1% and 7% compared to the second and first quarters of 2001, respectively. Consequently, the operating ratio for the third quarter of 2001 improved compared to the third quarter of 2000 and the first two quarters of 2001. We expect continued improvement in costs and expenses during the fourth quarter.

Equity earnings from our investment in Grupo TFM continue to provide a significant contribution to our earnings. During the third quarter and year to date 2001, equity earnings from our investment in Grupo TFM increased $4.9 million and $4.7 million, respectively. Grupo TFM increased its revenues approximately 2% during the third quarter of 2001 and 4% during year to date 2001 compared to the same periods in 2000, despite the current economic slowdown, which affects not only the United States but has also had a profound impact on the Mexican economy. During this tough economic environment, it is an accomplishment that Grupo TFM has continued to increase its revenues while at the same time has managed its cost structure to maintain an operating ratio in the mid-70% range. Grupo TFM reduced its cost structure during the third quarter of 2001 compared to the third quarter of 2000 and the first two quarters of 2001 and we expect Grupo TFM management to continue to focus on cost containment in the fourth quarter.

We and our partner, Transportacion Maritima Mexicana, S.A. de C.V., have announced our intention to exercise our call and cause TFM to purchase the 24.6% interest in Grupo TFM currently held by the Mexican government. This transaction was delayed due to the events of September 11, 2001, and we currently expect TFM to complete the purchase of the Mexican government's 24.6% ownership in Grupo TFM during the fourth quarter of 2001. We believe this is an opportunity to add value to a vital component of our NAFTA franchise. Additionally, we are excited about the commencement of operations in Panama in July 2001, which should provide us with opportunities for future earnings growth beginning in the latter part of 2002.

Following the tragic events of September 11, we, like most other industries, have experienced a period of uncertainty. During this time of national crisis, our team of security personnel has done an excellent job of ensuring the security and integrity of our operations and we commend them for their continued efforts. As we move forward in these uncertain economic times, we will respond appropriately. Our physical plant is currently in excellent condition, partly because of the substantial capital expenditures made from 1996-2000, which averaged approximately 17% of revenues during that time span. Because of this, until the economy begins to recover, we expect to be able to limit the amount and nature of our capital expenditures without compromising the quality and safety of our physical plant. Additionally, we will continue to focus our efforts on reducing costs without disrupting our service quality. As always, we will continue to look for opportunities to increase our revenue base and reduce our debt load. As evidenced by the cost reduction strategy we implemented during the first quarter of 2001, we have been proactive in response to a difficult and changing environment.

During these volatile times in the equity markets, we appreciate the support and long-term commitment of our shareholders and will continue to take the actions that we believe are necessary to improve the value of our NAFTA franchise and build long-term shareholder value."

(Note: Unless otherwise indicated above, the operating results and related amounts included herein for the three and nine months ended September 30, 2000 were derived from the Form 10-Q/A for the third quarter of 2000. These amounts reflect the adjustment made related to the Duncan legal case verdict, which was received subsequent to our third quarter 2000 earnings press release.)

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in KCSI's December 31, 2000 Form 10-K and the Current Report on Form 8-K/A dated June 3, 1997, each filed by the Company with the Securities and Exchange Commission ("SEC") (Commission file no. 1-4717) and those factors identified in the "Risk Factors" section of the Company's Registration Statement on Form S-4, as amended and declared effective on March 15, 2001, which is on file with the SEC (File No. 333-54262), and those factors identified in the "Risk Factors" section of the Company's Registration Statement on Form S-3, as amended and declared effective on June 5, 2001, which is on file with the SEC (File No. 333-61006). The Company will not update any forward-looking statements in this press release to reflect future events or developments.


                        (Financial Information Attached)

                               KANSAS CITY SOUTHERN INDUSTRIES, INC. and SUBSIDIARY COMPANIES
                                        CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                             (excludes Stilwell Financial Inc.)
                                        (dollars in millions, except per share data)
                                                        (Unaudited)

                                                                             Three Months                  Nine Months
                                                                          Ended September 30,          Ended September 30,
                                                                        ------------------------     ------------------------
                                                                           2001         2000           2001          2000
                                                                        -----------   ----------     ----------    ----------

    Revenues                                                               $ 144.6      $ 144.1        $ 431.8       $ 437.4

    Costs and expenses                                                       113.9        115.8          353.2         344.1
    Depreciation and amortization                                             14.7         13.8           43.6          42.4
                                                                        -----------   ----------     ----------    ----------
    Operating income                                                          16.0         14.5           35.0          50.9

    Equity in net earnings (losses) of unconsolidated affiliates:
        Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.
          (preliminary)                                                        7.5          2.6           23.5          18.8
        Other                                                                 (0.6)         1.5           (0.2)          3.3
    Interest expense                                                         (13.2)       (18.3)         (42.9)        (54.2)
    Other, net                                                                 0.9          1.2            3.0           4.8
                                                                        -----------   ----------     ----------    ----------

    Income from continuing operations before income taxes,
        extraordinary items and cumulative effect of accounting change        10.6          1.5           18.4          23.6

    Income tax provision (benefit)                                             1.6         (1.1)          (1.6)          1.8
                                                                        -----------   ----------     ----------    ----------
    Income from continuing operations before extraordinary items
          and cumulative effect of accounting change                           9.0          2.6           20.0          21.8

    Extraordinary items, net of income taxes:
       Debt retirement costs                                                    -          (1.1)             -          (7.0)
       Debt retirement costs - TFM                                              -          (1.7)             -          (1.7)

    Cumulative effect of accounting change, net of income taxes                 -           -             (0.4)          -
                                                                        -----------   ----------     ----------    ----------

    Income from continuing operations, net of extraordinary items
     and cumulative effect of accounting change                             $  9.0      $  (0.2)       $  19.6       $  13.1
                                                                        -----------   ----------     ----------    ----------


    Per Share Data:

    Basic Weighted Average Common shares outstanding (in thousands)         58,656       57,478         58,442        56,353

    Basic Earnings (Loss) per Common share from continuing operations       $ 0.15      $  0.05        $  0.34       $  0.38

           Extraordinary items                                                   -        (0.05)            -          (0.15)
           Cumulative effect of accounting change                                -            -          (0.01)           -
                                                                        -----------   ----------     ----------    ----------

    Basic Earnings per Common share, net of extraordinary
     items and cumulative effect operations
       of accounting change                                                 $ 0.15      $  0.00        $  0.33       $  0.23
                                                                        -----------   ----------     ----------    ----------


    Diluted Weighted Average Common shares outstanding (in thousands)       61,171       58,858         60,934        58,104

    Diluted Earnings (Loss) per Common share from continuing                $ 0.15      $  0.05        $  0.33       $  0.37
    operations
           Extraordinary items                                                   -        (0.05)             -         (0.15)
           Cumulative effect of accounting change                                -            -          (0.01)           -
                                                                        -----------   ----------     ----------    ----------

    Diluted Earnings per Common share, net of
     extraordinary items and cumulative effect
    of accounting change                                                    $ 0.15      $  0.00        $  0.32       $  0.22
                                                                        -----------   ----------     ----------    ----------


                               KANSAS CITY SOUTHERN INDUSTRIES, INC. and SUBSIDIARY COMPANIES
                                        CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                           (includes discontinued operations (1))
                                        (dollars in millions, except per share data)
                                                        (Unaudited)
                                                                             Three Months                  Nine Months
                                                                          Ended September 30,          Ended September 30,
                                                                        ------------------------     ------------------------
                                                                           2001         2000           2001          2000
                                                                        -----------   ----------     ----------    ----------

    Revenues                                                               $ 144.6      $ 144.1        $ 431.8       $ 437.4

    Costs and expenses                                                       113.9        115.8          353.2         344.1
    Depreciation and amortization                                             14.7         13.8           43.6          42.4
                                                                        -----------   ----------     ----------    ----------

    Operating income                                                          16.0         14.5           35.0          50.9

    Equity in net earnings (losses) of unconsolidated affiliates:
        Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.(preliminary)   7.5          2.6           23.5          18.8
        Other                                                                 (0.6)         1.5           (0.2)          3.3
    Interest expense                                                         (13.2)       (18.3)         (42.9)        (54.2)
    Other, net                                                                 0.9          1.2            3.0           4.8
                                                                        -----------   ----------     ----------    ----------
    Income from continuing operations before income taxes,
        extraordinary items and cumulative effect of accounting change        10.6          1.5           18.4          23.6

    Income tax provision (benefit)                                             1.6         (1.1)          (1.6)          1.8
                                                                        -----------   ----------     ----------    ----------
    Income from continuing operations before extraordinary items
          and cumulative effect of accounting change                           9.0          2.6           20.0          21.8
    Income from discontinued operations (1)  (net of income taxes)               -         23.4              -         363.8
                                                                        -----------   ----------     ----------    ----------

    Income before extraordinary items and cumulative effect of
     accounting change                                                         9.0         26.0           20.0         385.6
    Extraordinary items, net of income taxes:
       Debt retirement costs                                                     -         (1.1)             -          (7.0)
       Debt retirement costs - TFM                                               -         (1.7)             -          (1.7)
    Cumulative effect of accounting change, net of income taxes                  -            -           (0.4)            -
                                                                        -----------   ----------     ----------    ----------

    Net income                                                              $  9.0      $  23.2        $  19.6       $ 376.9
                                                                        -----------   ----------     ----------    ----------


    Per Share Data:

    Basic Weighted Average Common shares outstanding (in thousands)         58,656       57,478         58,442        56,353
    Basic Earnings per Common share
       Continuing operations                                                $ 0.15      $  0.05        $  0.34       $  0.38
       Discontinued operations                                                   -         0.40              -          6.46
                                                                        -----------   ----------     ----------    ----------
    Basic Earnings (Loss) per Common share before extraordinary items
        and cumulative effect of accounting change                            0.15         0.45           0.34          6.84
           Extraordinary items                                                   -        (0.05)             -         (0.15)
           Cumulative effect of accounting change                                -            -           (0.01)          -
                                                                        -----------   ----------     ----------    ----------

    Basic Earnings per Common share                                         $ 0.15      $  0.40        $  0.33       $  6.69
                                                                        -----------   ----------     ----------    ----------

    Diluted Weighted Average Common shares outstanding (in thousands)       61,171       58,858         60,934        58,104

    Diluted Earnings per Common share
       Continuing operations                                                $ 0.15      $  0.05        $  0.33       $  0.37
       Discontinued operations                                                   -         0.39              -          6.17
                                                                        -----------   ----------     ----------    ----------
    Diluted Earnings (Loss) per Common share before extraordinary items
        and cumulative effect of accounting change                            0.15         0.44           0.33          6.54
           Extraordinary items                                                   -        (0.05)             -         (0.15)
           Cumulative effect of accounting change                                -            -          (0.01)            -
                                                                        -----------   ----------     ----------    ----------
    Diluted Earnings per Common share                                       $ 0.15       $ 0.39        $  0.32       $  6.39


    (1) - Stilwell Financial Inc., the Company's formerly owned financial services segment

EXHIBIT 99.2

Combined KCSR and Gateway Western
Operating Statements
Dollars in Millions



                                           Third Quarter          Third Quarter               Nine Months            Nine Months
                                                2001                  2000*                       2001                  2000*
                                         -------------------    -------------------        -------------------    ------------------
Revenues
    Freight Revenue                           $        87.0          $        87.5             $        253.4         $        265.9
    Intermodal and Automotive Revenue                  14.3                   15.7                       50.9                   46.4
    Unit Coal Revenue                                  30.3                   26.7                       84.8                   81.4
    Haulage Revenue                                     3.4                    2.9                        9.6                    9.0
    Other Revenue                                       7.7                    9.7                       24.3                   28.1
                                         -------------------    -------------------        -------------------    ------------------
      Total Revenues                                  142.7                  142.5                      423.0                  430.8
                                         -------------------    -------------------        -------------------    ------------------

Operating Expenses
    Salaries & Wages                                   33.5                   35.0                      101.1                  103.6
    Fringe Benefits                                    14.1                   13.8                       40.4                   41.3
    Fuel                                               11.5                   12.2                       35.3                   35.3
    Material and Supplies                               7.5                    7.5                       22.1                   23.6
    Car Hire                                            3.5                    4.1                       15.7                   11.1
    Purchased Services                                 13.5                   11.1                       37.0                   35.9
    Casualties & Insurance                              5.8                   11.8                       27.6                   24.5
    Other                                               2.6                    2.0                        7.6                    6.1
                                         -------------------    -------------------        -------------------    ------------------
      Net Operating Expenses                           92.0                   97.5                      286.8                  281.4
                                         -------------------    -------------------        -------------------    ------------------

Fixed Expenses
    Leases, Net                                        13.6                   13.9                       40.9                   42.5
    Depreciation                                       13.7                   13.0                       40.7                   39.4
    Taxes (Other Than Income)                           3.3                    3.7                        9.5                   11.2
                                         -------------------    -------------------        -------------------    ------------------
      Total Fixed Expenses                             30.6                   30.6                       91.1                   93.1
                                         -------------------    -------------------        -------------------    ------------------
    Total Expenses                                    122.6                  128.1                      377.9                  374.5
                                         -------------------    -------------------        -------------------    ------------------

Operating Income                              $        20.1          $        14.4              $        45.1          $        56.3


* 2000 Casualites and Insurance Expense includes $4.2 million adjustment related to Duncan legal case.

Combined Kansas City Southern Railway/Gateway Western
Carloadings By Commodity - Year to Date September 30, 2001
Dollars in Thousands


               Carloadings                                                                           Revenue

                 Year to Date                                                                         Year to Date
-----------------------------------------------                                        ---------------------------------------------
     2001             2000          % Change                                               2001             2000          % Change
---------------   --------------   ------------                                        -------------    -------------    -----------

                                                    Coal
       144,267          141,498         2.0%          Unit Coal                           $  84,836        $  81,406           4.2%
         3,726            2,302        61.9%          Other Coal                              2,120              866         144.8%

---------------   --------------                                                       -------------    -------------
       147,993          143,800         2.9%                       Total                     86,956           82,272           5.7%


                                                   Chemical & Petroleum Products
         4,927            6,989      (29.5)%          Agri Chemicals                          3,913            4,934        (20.7)%
         8,404           10,516      (20.1)%          Gases                                   7,674            9,547        (19.6)%
        16,779           19,697      (14.8)%          Organic                                16,864           18,651         (9.6)%
        14,594           12,933        12.8%          Inorganic                              15,373           15,077           2.0%
        45,882           47,572       (3.6)%          Petroleum                              28,870           29,536         (2.3)%
        20,006           19,810         1.0%          Plastics                               20,257           17,999          12.5%
---------------   --------------                                                       -------------    -------------
       110,592          117,517       (5.9)%                       Total                     92,951           95,744         (2.9)%
---------------   --------------                                                       -------------    -------------

                                                   Agriculture and Minerals
        35,809           38,208       (6.3)%          Domestic Grain                         24,569           27,746        (11.5)%
         8,471            8,386         1.0%          Export Grain                            5,595            5,912         (5.4)%
        19,766           22,264      (11.2)%          Food Products                          16,260           17,631         (7.8)%
        17,951           20,018      (10.3)%          Ores and Minerals                       9,570           10,056         (4.8)%
        11,479           12,925      (11.2)%          Stone, Clay & Glass                     8,482            9,511        (10.8)%
---------------   --------------                                                       -------------    -------------
        93,476          101,801       (8.2)%                       Total                     64,476           70,856         (9.0)%
---------------   --------------                                                       -------------    -------------

                                                   Paper & Forest Products
        63,248           68,974       (8.3)%          Pulp/Paper                             44,665           48,067         (7.1)%
         5,078            5,243       (3.1)%          Scrap Paper                             2,740            2,846         (3.7)%
        26,946           26,038         3.5%          Pulpwood/Logchips                      11,185           10,336           8.2%
        19,967           21,688       (7.9)%          Lumber/Plywood                         17,364           19,092         (9.1)%
        16,286           19,519      (16.6)%          Metal/Scrap                            12,661           14,559        (13.0)%
         6,858            5,960        15.1%          Military/Other Carloads                 8,692            6,182          40.6%
---------------   --------------                                                       -------------    -------------
       138,383          147,422       (6.1)%                       Total                     97,307          101,082         (3.7)%

---------------   --------------                                                       -------------    -------------

                                                   Intermodal & Automotive
        28,642           14,987        91.1%          Automotive                             17,743            8,771         102.3%
       192,042          179,678         6.9%          Intermodal                             33,137           37,617        (11.9)%
---------------   --------------                                                       -------------    -------------
       220,684          194,665        13.4%                       Total                     50,880           46,388           9.7%
---------------   --------------                                                       -------------    -------------

       711,128          705,205         0.8%       TOTAL FOR BUSINESS UNITS                 392,570          396,342         (1.0)%


        25,565           32,636      (21.7)%       Haulage                                    9,644            9,021           6.9%


        (7,028)          (5,840)       20.3%       Adjustments                               (3,479)          (2,665)         30.5%

---------------   --------------                                                       -------------    -------------

       729,665          732,001       (0.3)%                    TOTAL                     $ 398,735        $ 402,698         (1.0)%
===============   ==============                                                       =============    =============



Combined Kansas City Southern Railway/Gateway Western
Carloadings By Commodity - Third Quarter 2001
Dollars in Thousands

                    Carloadings                                                                            Revenue

                Third Quarter                                                                         Third Quarter
-----------------------------------------------                                        ---------------------------------------------
     2001             2000          % Change                                               2001             2000          % Change
---------------   --------------   ------------                                        -------------    -------------    -----------

                                                    Coal
        51,953           48,522         7.1%          Unit Coal                         $    30,321      $    26,689          13.6%
         1,322              734        80.1%          Other Coal                                773              334         131.4%
---------------   --------------                                                       -------------    -------------
        53,275           49,256         8.2%                                                 31,094           27,023          15.1%

                                                   Chemical & Petroleum Products
         1,336            2,281      (41.4)%          Agri Chemicals                          1,067            1,613        (33.8)%
         2,743            3,442      (20.3)%          Gases                                   2,509            3,096        (19.0)%
         5,392            6,400      (15.8)%          Organic                                 5,514            6,050         (8.9)%
         4,933            4,228        16.7%          Inorganic                               5,424            4,893          10.9%
        12,697           16,168      (21.5)%          Petroleum                               9,064            9,599         (5.6)%
         6,503            6,822       (4.7)%          Plastics                                6,605            6,328           4.4%
---------------   --------------                                                       -------------    -------------
        33,604           39,341      (14.6)%                       Total                     30,183           31,579         (4.4)%
---------------   --------------                                                       -------------    -------------

                                                   Agriculture and Minerals
        11,313           11,417       (0.9)%          Domestic Grain                          8,120            8,054           0.8%
         3,422            3,419         0.1%          Export Grain                            2,397            2,623         (8.6)%
         6,557            7,719      (15.1)%          Food Products                           5,609            6,005         (6.6)%
         6,366            6,841       (6.9)%          Ores and Minerals                       3,276            3,319         (1.3)%
         3,923            4,069       (3.6)%          Stone, Clay & Glass                     2,906            2,958         (1.8)%
---------------   --------------                                                       -------------    -------------
        31,581           33,465       (5.6)%                       Total                     22,308           22,959         (2.8)%
---------------   --------------                                                       -------------    -------------

                                                   Paper & Forest Products
        22,217           22,855       (2.8)%          Pulp/Paper                             16,230           16,567         (2.0)%
         1,658            1,839       (9.8)%          Scrap Paper                               968            1,026         (5.7)%
         9,214            7,984        15.4%          Pulpwood/Logs/Chips                     3,788            3,102          22.1%
         7,143            6,996         2.1%          Lumber/Plywood                          6,293            6,145           2.4%
         4,997            5,612      (11.0)%          Metal/Scrap                             3,931            4,200         (6.4)%
         2,602            2,050        26.9%          Military/Other carloads                 3,625            2,550          42.2%
---------------   --------------                                                       -------------    -------------
        47,831           47,336         1.0%                       Total                     34,835           33,590           3.7%
---------------   --------------                                                       -------------    -------------

                                                   Intermodal & Automotive
         4,899            4,969       (1.4)%          Automotive                              3,044            3,104         (1.9)%
        65,469           68,414       (4.3)%          Intermodal                             11,278           12,612        (10.6)%
---------------   --------------                                                       -------------    -------------
        70,368           73,383       (4.1)%                       Total                     14,322           15,716         (8.9)%
---------------   --------------                                                       -------------    -------------

       236,659          242,781       (2.5)%       TOTAL FOR BUSINESS UNITS                 132,742          130,867           1.4%

         8,361            9,990      (16.3)%       Haulage                                    3,353            2,904          15.5%

        (2,031)          (2,240)      (9.3)%       Adjustments                               (1,127)            (932)
---------------   --------------                                                       -------------    -------------

       242,989          250,531       (3.0)%                    TOTAL                   $   134,968      $   132,839           1.6%
===============   ==============                                                       =============    =============


Kansas City Southern Industries, Inc.
Consolidated Balance Sheets                                                                               Preliminary
Unaudited
(Dollars in Millions)
                                                                   September 30, 2001                  December 31, 2000
                                                               ---------------------------         ---------------------------
Assets
  Cash                                                                      $        26.9                       $        21.5
  Accounts receivable                                                               141.4                               135.0
  Inventories                                                                        28.8                                34.0
  Other current assets                                                               19.0                                25.9
                                                               ---------------------------         ---------------------------
     Total current assets                                                           216.1                               216.4

  Investments held for operating purposes                                           379.9                               358.2
  Properties, net of depreciation                                                 1,323.0                             1,327.8
  Other assets                                                                       43.4                                42.1
                                                               ---------------------------         ---------------------------

      Total assets                                                          $     1,962.4                       $     1,944.5
                                                               ===========================         ===========================

Liabilities and Stockholders' Equity
  Current portion of long-term debt                                         $        42.8                       $        36.2
  Accounts payable                                                                   48.3                                52.9
  Accrued liabilities                                                               120.7                               159.9
                                                               ---------------------------         ---------------------------
     Total current liabilities                                                      211.8                               249.0

  Long-term debt                                                                    642.0                               638.4
  Deferred income taxes                                                             347.4                               332.2
  Other                                                                              96.2                                81.5
  Stockholders' equity                                                              665.0                               643.4
                                                               ---------------------------         ---------------------------

    Total liabilities and stockholders' equity                              $     1,962.4                       $     1,944.5
                                                               ===========================         ===========================